NEWS RELEASE FOR IMMEDIATE RELEASE

Profertil agrees to stabilize domestic urea price at current levels
March 18, 2008 — ALL AMOUNTS ARE STATED IN U.S.$
CALGARY, Alberta — Agrium Inc. (TSX and NYSE: AGU) announced today that Profertil S.A. and the Argentine Government have reached an agreement on short-term support measures for Argentine growers to provide improved input cost predictability for growers. These measures include establishing a ceiling for the urea price to growers at the current selling price of $410 per tonne for the upcoming growing season. This decision is not expected to have a material impact on Agrium’s financial results.
The Profertil facility experienced significant downtime due to reduced gas availability during the winter of 2007. The Argentine Government has indicated that ensuring an adequate supply of urea to farmers is a priority. This priority, along with steps being taken by Profertil, is expected to minimize the risk of downtime due to gas supply interruptions through the 2008 winter.
Profertil S.A. is 50 percent owned by Agrium Inc. and is an Argentine based manufacturer and wholesale distributor of nitrogen products.
About Agrium
Agrium Inc. is a major Retail supplier of agricultural products and services in North and South America, a leading global Wholesale producer and marketer of all three major agricultural nutrients and the premier supplier of specialty fertilizers in North America through our Advanced Technologies business unit. Agrium’s strategy is to grow across the value chain through acquisition, incremental expansion of its existing operations and through the development, commercialization and marketing of new products and international opportunities. Our strategy places particular emphasis on growth opportunities that both increase and stabilize our earnings profile in the continuing transformation of Agrium.
Forward-Looking Statements
Certain statements in this press release constitute forward-looking statements. Such forward-looking statements involve known and unknown risks and uncertainties, including those referred to in the management discussion and analysis section of the Corporation’s most recent annual report to shareholders, which may cause the actual results, performance or achievements of the Corporation to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. A number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, weather conditions, the future supply, demand, price level and availability of natural gas, unpredictable actions or changes in policy by the Argentine government. Agrium disclaims any intention or obligation to update or revise any forward-looking information as a result of new information or future events.
FOR FURTHER INFORMATION:
Investor/Media Relations:
Richard Downey, Senior Director, Investor Relations
(403) 225-7357
Ashley Harris, Manager, Investor Relations
(403) 225-7437
Contact us at: www.agrium.com